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                                                                 SEC FILE NUMBER
                                                                      0-2349


                                  FORM 12b-25

                          NOTIFICATION OF LATE FILING

                                 (Check One):


[_] Form 10-K and Form 10-KSB [ ] Form 20-F [ ] Form 11-K [X] Form 10-Q and
    Form 10-QSB [ ] Form N-SAR

        For Period Ended:  March 31, 1996
                           ------------------------------------------------

        Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

        If the notification relates to a portion of the filing check above, identify the Item(s) to which the notification relates:
                                                       ----------------------

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Part I--Registrant Information

        Full Name of Registrant:  Graphic Controls Corporation
                                  -------------------------------------------

        Former Name if Applicable:
                                   ------------------------------------------

        189 Van Rensselaer Street, P.O. Box 1271
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        Address of Principal Executive Office (Street and Number)


        Buffalo, New York 14240
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        City, State and Zip Code
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                                      -2-

PART II--RULES 12b-25(b) AND (c)

If the subject report could be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

        [X](a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

        [X](b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

        [_](c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III--NARRATIVE

The Form 10-Q for the period ended March, 31, 1996 could not be filed within the prescribed time period because the Company recently entered the 1934 Act reporting system and has not had sufficient opportunity to implement internal systems for the timely preparation and filing of 1934 Act reports.

PART IV--OTHER INFORMATION

        (1) Name and telephone number of person to contact in regard to this notification:

    Patricia A. Baubonis              (716)847-7549
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       (Name)                          (Area Code)        (Telephone Number)


        (2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                      [X] Yes      [_] No


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                                     -3-


        (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                                 [ ] Yes  [X] No



                         Graphic Controls Corporation
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                 (Name of Registrant as specified in charter)


has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date:  May 16, 1996                     By: /s/ Anthony W. Borowicz
       --------------------------           -----------------------------------
                                            Name:  Anthony W. Borowicz
                                            Title:  Vice President-Finance